Parkway Reports Third Quarter 2013 Results

ORLANDO, Fla., Nov. 4, 2013 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced results for its third quarter ended September 30, 2013.

Highlights for Third Quarter 2013 and Recent Events

  Entered into a definitive merger agreement with Thomas Properties Group, Inc. (NYSE: TPGI)
  FFO of $0.24 per share and recurring FFO of $0.30 per share
  FAD of $0.20 per share
  Occupancy of  89.2%, with portfolio 91.1% leased

(Logo: http://photos.prnewswire.com/prnh/20030513/PARKLOGO )

"During the third quarter, Parkway signed a definitive agreement to merge with Thomas Properties, which will enable us to acquire seven high-quality assets that we believe will significantly upgrade our Houston portfolio and allow us to enter the very attractive Austin market with immediate scale," stated James R. Heistand, President and Chief Executive Officer of Parkway. "Our enthusiasm to own these properties was further validated after Thomas Properties announced this quarter that Statoil Gulf Services L.L.C. entered into a long-term renewal and expansion lease of 581,000 square feet at CityWestPlace in Houston, which will backfill a large, pending vacancy in 2014 and confirms the attractive market rates that we believed were achievable at this asset. Separately, Parkway's third quarter results demonstrated that our long-term strategic vision to reposition and grow the portfolio is resonating. We signed 759,000 square feet of leases in the quarter, which drove the company's overall leased percentage up to 91.1%, and our occupancy finished at 89.2% despite two previously announced large move-outs that occurred during the quarter."

For the third quarter 2013, funds from operations ("FFO") available to common shareholders was $16.6 million, or $0.24 per diluted share. Recurring FFO was $20.5 million, or $0.30 per diluted share, and funds available for distribution ("FAD") was $13.4 million, or $0.20 per diluted share. Reported FFO during the third quarter 2013 includes the negative impact of one-time charges totaling $4.8 million, or $0.07 per share, related to the closing of the Company's Jackson, Mississippi office and costs related to the pending merger with Thomas Properties. A reconciliation of FFO, recurring FFO and FAD to net income is included in the financial tables that follow this earnings release. Net income, FFO, recurring FFO, and FAD for the third quarter 2013 and year-to-date, as well as a comparison to the prior-year period, are as follows:

(Amounts in thousands, except per share data)
	Three Months Ended September 30				Nine Months Ended September 30
	2013		2012		2013		2012
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net Income (Loss) – Common Stockholders	$(2,306)	$(0.03)	$(582)	$(0.02)	$(21,131)	$(0.33)	$464	$0.02
Funds From Operations	$16,576	$0.24	$13,204	$0.36	$48,820	$0.75	$31,283	$1.11
Recurring Funds From Operations	$20,485	$0.30	$13,220	$0.36	$61,185	$0.95	$32,809	$1.16
Funds Available for Distribution	$13,420	$0.20	$9,890	$0.27	$44,893	$0.69	$16,169	$0.57
Wtd. Avg. Diluted Shares/Units	68,640		36,814		64,734		28,305

Operational Results

Occupancy at the end of the third quarter 2013 was 89.2%, compared to 89.9% at the end of the prior quarter. Including leases that have been signed but have yet to commence, the Company's leased percentage at the end of the third quarter 2013 increased to 91.1%, compared to 90.6% at the end of the prior quarter. As previously announced and as part of a long-term, value-add leasing strategy, Parkway signed an early termination with Helix Energy for 94,000 square feet at 400 North Belt in Houston, Texas, and an early renewal and contraction of 49,000 square feet with K&L Gates at Hearst Tower in Charlotte, North Carolina, both of which commenced during the third quarter 2013. The two combined vacancies represent approximately 1.0% of the Company's current portfolio.

Parkway's share of recurring same-store net operating income ("NOI") was $19.0 million on a GAAP basis during the third quarter 2013, which was a decrease of $1.2 million, or 6.1%, as compared to the same period of the prior year. On a cash basis, the Company's share of recurring same-store NOI decreased 5.6% to $18.2 million as compared to the same period of the prior year. These metrics include the negative impact of the previously mentioned vacancies at Hearst Tower and 400 North Belt. Excluding these two properties from the same-store pool of assets, Parkway's share of recurring same-store NOI would have increased $247,000, or 1.6%, on a GAAP basis and would have increased $94,000, or 0.6%, on a cash basis during the third quarter 2013.

The Company's portfolio GAAP NOI margin was 60.9% during the third quarter 2013, as compared to 61.9% during the same period of the prior year.

Leasing Activity

During the third quarter 2013, Parkway signed a total of 759,000 square feet of leases at an average rent per square foot of $25.87 and an average cost of $5.33 per square foot per year.

New & Expansion Leasing – During the third quarter 2013, the Company signed 153,000 square feet of new leases at an average rent per square foot of $27.19 and at an average cost of $6.91 per square foot per year. Expansion leases during the quarter totaled 219,000 square feet at an average rent per square foot of $24.12 and at an average cost of $5.25 per square foot per year.

Renewal Leasing – Customer retention during the third quarter 2013 was 59.4% and 72.2% year-to-date. Excluding the previously mentioned vacancies at Hearst Tower and 400 North Belt, customer retention would have been 75.2% for the third quarter 2013 and 79.2% year-to-date. During the quarter, the Company signed 387,000 square feet of renewal leases at an average rent per square foot of $26.34, representing a 0.8% rate decrease from the expiring rate. The average cost of renewal leases was $4.14 per square foot per year.

Significant operational and leasing statistics for the quarter as compared to prior quarters is as follows:
	For the Three Months Ended
	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12
Ending Occupancy	89.2%	89.9%	88.7%	88.0%	89.6%
Customer Retention	59.4%	84.7%	78.2%	68.9%	76.0%
Square Footage of Total Leases Signed (in thousands)	759	578	501	413	439
Average Revenue Per Square Foot of Total Leases Signed	$25.87	$28.13	$25.03	$25.35	$21.78
Average Cost Per Square Foot Per Year of Total Leases Signed	$5.33	$4.78	$3.42	$4.74	$3.68

Acquisition and Disposition Activity

On July 10, 2013, the Company sold its Waterstone and Meridian office properties, which represented 190,000 square feet in the aggregate in Atlanta, Georgia, for a combined gross sales price of $10.2 million. During the second quarter 2013 the Company recorded an impairment loss of $4.6 million associated with the sale of these assets. The Company received $9.5 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility.

On July 17, 2013, the Company sold Bank of America Plaza, a 436,000 square foot office property located in Nashville, Tennessee, for a gross sales price of $42.8 million and recorded a gain of approximately $11.5 million during third quarter of 2013. The Company received $40.8 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility.

On September 4, 2013, the Company entered into a definitive merger agreement pursuant to which Thomas Properties will merge with and into Parkway in a stock-for-stock transaction valued at approximately $1.2 billion. Under the terms of the merger agreement, Thomas Properties' shareholders will receive 0.3822 shares of newly issued Parkway common stock in exchange for each outstanding share of Thomas Properties common stock. The Company separately reached an agreement with Brandywine Realty Trust (NYSE: BDN) ("Brandywine") to sell substantially all of Thomas Properties' ownership interest in two office properties located in Philadelphia, Pennsylvania known as Commerce Square, which sale will close concurrent with and be subject to the closing of the merger transaction. Additionally, Parkway has agreed to sell Thomas Properties' Four Points Centre and a contiguous land parcel located in Austin, Texas to Brandywine, subject to customary closing conditions.

On September 11, 2013, Parkway, through a joint venture, acquired a 40% common equity interest in a mortgage note in the original principal amount of $65 million secured by 7000 Central Park, a 415,000 square foot office property located in the Central Perimeter submarket of Atlanta, Georgia. The total purchase price for the note, which was previously under special servicer oversight, was $56.6 million plus an additional $318,000 in transaction costs. Parkway's share of such amount was approximately $45.0 million, comprised of an investment of approximately $37.0 million for a preferred equity interest in the joint venture that acquired the note and an investment of approximately $8.0 million for a 40% common equity investment in the joint venture that acquired the note.

During the third quarter 2013, an impairment loss of $5.6 million was recognized in connection with the valuation of Mesa Corporate Center, a 106,000 square foot office property located in Phoenix, Arizona, based on the Company's estimated fair value of the asset.

Subsequent Events

On October 7, 2013, the Company entered into a purchase and sale agreement to sell Carmel Crossing, a 326,000 square foot office complex located in Charlotte, North Carolina, for a gross sales price of $37.5 million. Closing is expected to occur during the fourth quarter of 2013, subject to customary closing conditions.

On October 31, 2013, the Company sold Lakewood II, a 123,000 square foot office property located in Atlanta, Georgia, for a gross sales price of $10.6 million. The Company received $3.1 million in its proportionate share of net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility.

The Company remains under contract to acquire Lincoln Place, a 140,000 square foot office building located in the South Beach submarket of Miami, Florida, in exchange for the assumption of the existing secured first mortgage, which has a current outstanding balance of approximately $49.6 million, a fixed interest rate of 5.9% and a maturity date of June 11, 2016, and the issuance of 900,000 shares of operating partnership units. Closing is expected to occur by the end of the fourth quarter 2013, subject to customary closing conditions.

Capital Structure

At September 30, 2013, the Company had $146.0 million outstanding under its revolving credit facility, $245.0 million outstanding under its unsecured term loans and held $42.5 million in cash and cash equivalents, of which $24.6 million of cash and cash equivalents was Parkway's share. Parkway's share of secured debt totaled $492.3 million at September 30, 2013.

On September 27, 2013, Parkway provided Thomas Properties with a bridge loan in the amount of $80 million to partially fund Thomas Properties' required net equity contribution of approximately $163 million in connection with the liquidation of its joint venture with The California State Teachers' Retirement System, which was consummated on September 30, 2013. The Company funded this bridge loan using proceeds from its revolving credit facility. The bridge loan initially earns a fixed annual interest rate of 6%. The annual interest rate on the bridge loan will increase to 8% on the six-month anniversary of funding and to 12% on the twelve-month anniversary of funding. If the merger with Thomas Properties is not consummated, the bridge loan will mature on January 15, 2015.

At September 30, 2013, the Company's net debt to EBITDA multiple was 7.5x, using the quarter's annualized EBITDA after adjusting for the impact of acquisitions and dispositions completed during the period, as compared to 6.2x at June 30, 2013, and 4.5x at September 30, 2012. The Company's net debt to EBITDA multiple increased at September 30, 2013 as a result of (i) an increase in outstanding borrowings to fund the bridge loan to Thomas Properties described above, (ii) the one-time, nonrecurring costs associated with the pending merger with Thomas Properties, and (iii) the one-time, nonrecurring G&A expense related to the closing of the Company's Jackson, Mississippi office. The Company anticipates that amounts borrowed under its revolving credit facility to fund the bridge loan will be repaid following consummation of the merger with Thomas Properties using proceeds received from the simultaneous asset sales associated with the merger. Excluding the impact of the nonrecurring office closure and transition expense and the nonrecurring costs associated with the pending Thomas Properties merger, the Company's net debt to EBITDA multiple would have been 6.6x.

Common Dividend

The Company's previously announced third quarter cash dividend of $0.15 per share, which represents an annualized dividend of $0.60 per share, was paid on September 25, 2013 to shareholders of record as of September 11, 2013.

2013 Revised Outlook

After considering the Company's year-to-date performance and expected results for the remainder of the year, as well as recently announced investment activity and expenses associated with the pending merger with Thomas Properties, Parkway is revising its 2013 FFO outlook to a range of $0.79 to $0.84 per share and adjusting its earnings (loss) per share ("EPS") to ($0.50) to ($0.45). Guidance has been modified lower primarily as a result of expenses associated with the pending merger with Thomas Properties and the announced disposition of several assets, partially offset by projected core operating performance for the year. Given the uncertainty of timing related to the pending merger with Thomas Properties and the significant impact such timing can have on these metrics, the updated guidance only takes into account the estimated transaction expenses associated with the merger that will impact Parkway's financials, but does not take into account the potential impact to revenue or expenses from the assets being acquired through the merger nor the impact to diluted outstanding shares. Excluding the impact of significant one-time items, including (i) the previously announced redemption of the Company's preferred stock in the second quarter of 2013, (ii) the previously announced expenses related to the transition of its Jackson office operations, and (iii) the acquisition costs related to the pending merger with Thomas Properties, all of which total approximately $25.0 to $26.0 million, the Company's FFO outlook would be revised to a range of $1.17 to $1.24 per share. The reconciliation of projected EPS to projected reported FFO and adjusted FFO per diluted share is as follows:

Outlook for 2013	Range
Fully diluted EPS	($0.50-$0.45)
Parkway's share of depreciation and amortization	$1.42-$1.42
Impairment loss on real estate	$0.15-$0.15
Gain on sale of real estate	($0.28-$0.28)
Reported FFO per diluted share	$0.79-$0.84
Redemption of Series D preferred stock	$0.10-$0.10
Costs related to Jackson office closing and Thomas Properties merger	$0.28-$0.30
Adjusted FFO per diluted share	$1.17-$1.24

The revised 2013 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the revised 2013 outlook and the previous 2013 outlook are at Parkway's share and dollars and shares are in thousands.

2013 Core Operating Assumptions	Revised 2013 Outlook	Previous 2013 Outlook
Recurring cash NOI	$120,000 - $121,500	$120,500 - $122,500
Straight-line rent and amortization of above market rent	$ 10,500 - $ 11,000	$ 10,500 - $ 11,500
Lease termination fee income	$ 1,000 - $ 1,000	$ 400 - $ 400
Management fee after-tax net income	$ 7,000 - $ 7,500	$ 7,000 - $ 7,500
General and administrative expense (including acquisition costs)	$ 42,000 - $ 43,500	$ 24,000 - $ 25,500
Share based compensation expense included in G&A above	$ 5,500 - $ 6,000	$ 5,000 - $ 6,000
One-time costs related to Jackson office closing and Thomas Properties merger included in G&A/acquisition costs above	$ 18,500 - $ 19,500	$ 3,700 - $ 3,700
Mortgage and credit facilities interest expense	$ 33,500 - $ 34,000	$ 33,500 - $ 34,000
Original issue costs – redemption of preferred stock	$ 6,604 - $ 6,604	$ 6,600 - $ 6,600
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$ 15,500 - $ 16,500	$ 16,500 - $ 18,000
Portfolio ending occupancy	89.0% - 89.5%	88.5% - 89.5%
Weighted average annual diluted common shares/units	66,000 - 66,000	66,200 - 66,200

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, the impact of fluctuations in the Company's stock price on share-based compensation, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

Webcast and Conference Call

The Company will conduct its third quarter earnings conference call on Tuesday, November 5, 2013 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through November 19, 2013, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 10000514.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") specializing in the acquisition, ownership and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 43 office properties located in eight states with an aggregate of approximately 12.6 million square feet at October 1, 2013. Parkway also offers fee-based real estate services which manage and/or lease approximately 11.7 million square feet for third parties as of October 1, 2013. Additional information about Parkway is available on the Company's website at www.pky.com.

Forward Looking Statement

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projected 2013 fully diluted EPS, share of depreciation and amortization, reported FFO per share, projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions and other potential transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; the demand for and market acceptance of the Company's properties for rental purposes; the ability of the Company to enter into new leases or renewal leases on favorable terms; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.
Ted McHugh
Director of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30	December 31
	2013	2012
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 1,873,094	$ 1,762,566
Accumulated depreciation	(220,164)	(199,849)
	1,652,930	1,562,717

Land available for sale	250	250
Mortgage loan	3,523	-
Investment in unconsolidated joint ventures	87,109	-
	1,743,812	1,562,967

Receivables and other assets:
Rents and fees receivable, net	2,888	2,309
Straight line rents receivable	43,236	34,205
Other receivables	6,822	2,755
Notes receivable - bridge loan	78,800	-
Unamortized lease costs	66,741	62,978
Unamortized loan costs	8,297	7,183
Escrows and other deposits	11,668	7,606
Prepaid assets	6,141	3,612
Investment in preferred interest	3,500	3,500
Fair value of interest rate swaps	1,661	-
Other assets	533	543
Intangible assets, net	109,163	118,097
Management contracts, net	13,656	19,000
Cash and cash equivalents	42,518	81,856
Total assets	$ 2,139,436	$ 1,906,611

Liabilities
Notes payable to banks	$ 391,000	$ 262,000
Mortgage notes payable	722,313	605,889
Accounts payable and other liabilities:
Corporate payables	6,947	1,930
Deferred tax liability - non-current	256	1,959
Accrued payroll	3,132	2,980
Fair value of interest rate swaps	10,391	16,285
Interest payable	3,462	2,653
Property payables:
Accrued expenses and accounts payable	17,423	13,111
Accrued property taxes	18,191	6,868
Prepaid rents	13,243	9,488
Deferred revenue	107	315
Security deposits	4,817	4,680
Unamortized below market leases	24,685	22,390
Other liabilities	-	57
Total liabilities	1,215,967	950,605

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D preferred stock, $.001 par value, 5,421,296
shares authorized, issued and outstanding in 2012	-	128,942
Common stock, $.001 par value, 120,000,000 and 114,578,704
shares authorized in 2013 and 2012, respectively, 68,626,994 and 56,138,209 shares issued and outstanding in 2013 and
2012, respectively	69	56
Additional paid-in capital	1,100,613	907,254
Accumulated other comprehensive loss	(2,353)	(4,425)
Accumulated deficit	(387,737)	(337,813)
Total Parkway Properties, Inc. stockholders' equity	710,592	694,014
Noncontrolling interests	212,877	261,992
Total equity	923,469	956,006
Total liabilities and equity	$ 2,139,436	$ 1,906,611

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Revenues
Income from office and parking properties	$ 70,106	$ 52,458	$ 204,936	$ 142,229
Management company income	4,470	4,591	13,302	14,996
Total revenues	74,576	57,049	218,238	157,225

Expenses and other
Property operating expense	27,855	19,992	79,871	55,225
Depreciation and amortization	30,679	20,959	90,283	56,534
Impairment loss on real estate	5,600	-	5,600	-
Change in fair value of contingent consideration	-	-	-	216
Management company expenses	5,009	4,205	13,990	12,966
General and administrative	9,366	3,749	18,271	11,266
Acquisition costs	1,133	159	2,779	1,491
Total expenses and other	79,642	49,064	210,794	137,698

Operating income (loss)	(5,066)	7,985	7,444	19,527

Other income and expenses
Interest and other income	434	64	619	205
Equity in earnings of unconsolidated joint ventures	393	-	472	-
Gain on sale of real estate	-	48	-	48
Recovery of loss on mortgage loan receivable	-	500	-	500
Interest expense	(11,663)	(8,521)	(33,437)	(25,887)

Income (loss) before income taxes	(15,902)	76	(24,902)	(5,607)

Income tax benefit (expense)	839	7	1,730	(143)

Income (loss) from continuing operations	(15,063)	83	(23,172)	(5,750)
Discontinued operations:
Income (loss) from discontinued operations	205	138	(3,322)	3,800
Gain on sale of real estate from discontinued operations	11,545	995	12,087	9,767
Total discontinued operations	11,750	1,133	8,765	13,567

Net income (loss)	(3,313)	1,216	(14,407)	7,817
Net loss attributable to noncontrolling interests - unit holders	1	17	3	1
Net loss attributable to noncontrolling interests - real estate partnerships	1,006	896	3,310	1,789

Net income (loss) for Parkway Properties, Inc.	(2,306)	2,129	(11,094)	9,607
Dividends on preferred stock	-	(2,711)	(3,433)	(8,132)
Dividends on convertible preferred stock	-	-	-	(1,011)
Dividends on preferred stock redemption	-	-	(6,604)	-
Net income (loss) attributable to common stockholders	$ (2,306)	$ (582)	$ (21,131)	$ 464

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.20)	$ (0.03)	$ (0.46)	$ (0.32)
Discontinued operations	0.17	0.01	0.13	0.34
Basic net income (loss) attributable to Parkway Properties, Inc.	$ (0.03)	$ (0.02)	$ (0.33)	$ 0.02
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.20)	$ (0.03)	$ (0.46)	$ (0.32)
Discontinued operations	0.17	0.01	0.13	0.34
Diluted net income (loss) attributable to Parkway Properties, Inc.	$ (0.03)	$ (0.02)	$ (0.33)	$ 0.02

Weighted average shares outstanding:
Basic	68,564	36,487	64,689	27,199
Diluted	68,564	36,487	64,689	27,199

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (14,019)	$ (1,170)	$ (29,830)	$ (8,884)
Discontinued operations	11,713	588	8,699	9,348
Net income (loss) attributable to common stockholders	$ (2,306)	$ (582)	$ (21,131)	$ 464

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE
FOR DISTRIBUTION TO NET INCOME AT PARKWAY'S SHARE
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net income (loss) for Parkway Properties, Inc.	$ (2,306)	$ 2,129	$ (11,094)	$ 9,607

Adjustments to net income (loss) for Parkway Properties, Inc.:
Preferred dividends	-	(2,711)	(3,433)	(8,132)
Convertible preferred dividends	-	-	-	(1,011)
Dividends on preferred stock redemption	-	-	(6,604)	-
Depreciation and amortization	24,828	13,783	71,841	35,734
Noncontrolling interest - unit holders	(1)	(17)	(3)	(1)
Impairment loss on depreciable real estate	5,600	-	10,200	-
Gain on sale of real estate	(11,545)	20	(12,087)	(4,914)
FFO available to common stockholders	$ 16,576	$ 13,204	$ 48,820	$ 31,283

Adjustments to derive recurring FFO:
Gain on non-depreciable assets	-	(548)	-	(548)
Change in fair value of contingent consideration	-	-	-	216
Non-recurring lease termination fee income	(856)	(716)	(1,051)	(1,947)
Loss on early extinguishment of debt	-	194	572	896
Non-cash adjustment for interest rate swap	-	(77)	(630)	(215)
Dividends on preferred stock redemption	-	-	6,604	-
Acquisition costs	1,130	88	2,775	846
Realignment expenses	3,635	1,075	4,095	2,278
Recurring FFO	$ 20,485	$ 13,220	$ 61,185	$ 32,809

Funds available for distribution
FFO available to common stockholders	$ 16,576	$ 13,204	$ 48,820	$ 31,283
Add (Deduct) :
Straight-line rents	(2,616)	(1,290)	(7,265)	(7,168)
Amortization of above market leases	77	486	246	1,136
Amortization of share-based compensation	2,001	167	3,322	371
Acquisition costs	1,130	88	2,775	846
Amortization of loan costs	646	347	1,647	1,191
Non-cash adjustment for interest rate swap	-	(77)	(630)	(215)
Dividends on preferred stock redemption	-	-	6,604	-
Loss on early extinguishment of debt	-	194	572	896
Loss on non-depreciable assets	-	(548)	-	(548)
Change in fair value of contingent consideration	-	-	-	216
Recurring capital expenditures:
Building improvements	(719)	(665)	(2,930)	(1,678)
Tenant improvements - new leases	(550)	(1,111)	(1,345)	(4,994)
Tenant improvements - renewal leases	(992)	(438)	(3,067)	(1,951)
Leasing costs - new leases	(493)	(85)	(753)	(1,444)
Leasing costs - renewal leases	(1,640)	(382)	(3,103)	(1,772)
Total recurring capital expenditures	(4,394)	(2,681)	(11,198)	(11,839)
Funds available for distribution	$ 13,420	$ 9,890	$ 44,893	$ 16,169

Diluted per common share/unit information (**)
FFO per share	$ 0.24	$ 0.36	$ 0.75	$ 1.11
Recurring FFO per share	$ 0.30	$ 0.36	$ 0.95	$ 1.16
FAD per share	$ 0.20	$ 0.27	$ 0.69	$ 0.57
Dividends paid	$ 0.15	$ 0.1125	$ 0.45	$ 0.2625
Dividend payout ratio for FFO	60.0%	31.3%	59.7%	23.8%
Dividend payout ratio for recurring FFO	50.0%	31.3%	47.6%	22.6%
Dividend payout ratio for FAD	75.0%	41.7%	64.9%	46.0%

Other supplemental information

Recurring capital expenditures	$ 4,394	$ 2,681	$ 11,198	$ 11,839
Upgrades on acquisitions	7,325	1,828	15,169	4,815
Total real estate improvements and leasing costs	$ 11,719	$ 4,509	$ 26,367	$ 16,654

Gain on non-depreciable assets - mortgage loan	$ -	$ 500	$ -	$ 500
Gain on non-depreciable assets - land	-	48	-	48
Gain on non-depreciable assets included in FFO	$ -	$ 548	$ -	$ 548

**Information for diluted computations:
Basic common shares/units outstanding	68,565	36,795	64,691	27,909
Dilutive effect of other share equivalents	75	19	43	396
Diluted weighted average shares/units outstanding	68,640	36,814	64,734	28,305

PARKWAY PROPERTIES, INC.
EBITDA, COVERAGE RATIOS AND CAPITALIZATION INFORMATION
(In thousands, except per share, percentage and multiple data)

	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12

Net income (loss) for Parkway Properties, Inc.	$ (2,306)	$ (7,620)	$ (1,168)	$ (49,002)	$ 2,129

Adjustments at Parkway's share to net income (loss) for Parkway Properties, Inc.:
Interest expense	8,143	7,787	6,638	4,830	4,661
Amortization of financing costs	646	602	399	523	348
Non-cash adjustment for interest rate swap	-	(630)	-	-	-
Loss on early extinguishment of debt	-	572	-	-	117
Acquisition costs	1,130	515	1,130	1,281	88
Depreciation and amortization	24,828	25,308	21,705	14,626	13,781
Amortization of share-based compensation	2,001	1,232	89	61	167
Gain on sale of real estate and other assets	(11,545)	-	(542)	(3,172)	(527)
Non-cash losses	5,600	4,600	-	51,167	-
Tax expense (benefit)	(839)	(384)	(507)	118	(8)
EBITDA	$ 27,658	$ 31,982	$ 27,744	$ 20,432	$ 20,756

Interest coverage ratio	3.4	4.1	4.2	4.2	4.5

Fixed charge coverage ratio	2.8	3.1	2.5	2.2	2.3

Modified fixed charge coverage ratio	3.4	3.8	3.0	2.7	2.8

Capitalization information
Mortgage notes payable	$ 722,313	$ 724,090	$ 768,005	$ 605,889	$ 549,429
Notes payable to banks	391,000	313,000	125,000	262,000	125,000
Adjustments for noncontrolling interest in real estate partnerships:
Mortgage notes payable	(229,977)	(230,213)	(230,885)	(272,215)	(272,880)
Parkway's share of total debt	883,336	806,877	662,120	595,674	401,549
Less: Parkway's share of cash	(24,585)	(16,249)	(46,235)	(55,968)	(30,096)
Parkway's share of net debt	858,751	790,628	615,885	539,706	371,453
Series D Preferred stock (liquidation value)	-	-	135,532	135,532	135,532
Parkway's share of net debt plus preferred stock	$ 858,751	$ 790,628	$ 751,417	$ 675,238	$ 506,985

Shares of common stock and operating units outstanding	68,628	68,563	68,767	56,140	41,499
Stock price per share at period end	$ 17.77	$ 16.76	$ 18.55	$ 13.99	$ 13.37
Market value of common equity	$ 1,219,520	$ 1,149,116	$ 1,275,628	$ 785,399	$ 554,842
Series D preferred stock (liquidation value)	-	-	135,532	135,532	135,532
Series E convertible preferred stock (liquidation value)	-	-	-	-	-
Total market capitalization (including net debt)	$ 2,078,271	$ 1,939,744	$ 2,027,045	$ 1,460,637	$ 1,061,827
Net debt as a % of market capitalization	41.3%	40.8%	30.4%	37.0%	35.0%

EBITDA - annualized	$ 110,632	$ 127,928	$ 110,976	$ 81,728	$ 83,024
Adjustment to annualize investment activities (1)	4,105	278	16,490	19,368	(141)
EBITDA - adjusted annualized	$ 114,737	$ 128,206	$ 127,466	$ 101,096	$ 82,883
Net debt to EBITDA multiple	7.5	6.2	4.8	5.3	4.5
Net debt plus preferred to EBITDA multiple	7.5	6.2	5.9	6.7	6.1

EBITDA	$ 27,658	$ 31,982	$ 27,744	$ 20,432	$ 20,756
One time realignment charge	3,635	-	-	-	-
Recurring EBITDA (2)	31,293	31,982	27,744	20,432	20,756
Recurring EBITDA - annualized	125,172	127,928	110,976	81,728	83,024
Adjustment to annualize investment activities (1)	4,105	278	16,490	19,368	(141)
Recurring EBITDA - adjusted annualized	$ 129,277	$ 128,206	$ 127,466	$ 101,096	$ 82,883
Net debt to EBITDA multiple	6.6	6.2	4.8	5.3	4.5
Net debt plus preferred to EBITDA multiple	6.6	6.2	5.9	6.7	6.1

(1) Adjustment to annualized EBITDA represents the implied annualized impact of any acquisition or disposition activity for the period and the annualized impact of the loan to TPGI.

(2) Recurring EBITDA is adjusted to reflect the impact of the nonrecurring realignment expenses.

PARKWAY PROPERTIES, INC.
SAME-STORE NET OPERATING INCOME
THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands, except number of properties data)

						Average
				Net Operating Income		Occupancy
		Number of	Percentage
	Square Feet	Properties	of Portfolio (1)	2013	2012	2013	2012

Same-store properties:
Wholly owned	5,881	24	41.80%	$ 18,151	$ 16,408	88.5%	89.9%
Fund II	3,772	9	30.17%	13,099	16,057	93.6%	89.3%
Total same-store properties	9,653	33	71.97%	$ 31,250	$ 32,465	90.4%	89.7%
Net operating income from all
office and parking properties	12,640	43	100.00%	$ 43,420	$ 32,466

(1) Percentage of portfolio based on 2013 net operating income.

The following table is a reconciliation of net income (loss) to SSNOI and Recurring SSNOI:

				Three Months Ended		Nine Months Ended
				September 30		September 30
				2013	2012	2013	2012

Net income (loss) for Parkway Properties, Inc.				$ (2,306)	$ 2,129	$ (11,094)	$ 9,607
Add (deduct):
Interest expense				11,663	8,521	33,437	25,887
Depreciation and amortization				30,679	20,959	90,283	56,534
Management company expenses				5,009	4,205	13,990	12,966
Income tax expense (benefit)				(839)	(7)	(1,730)	143
General and administrative expenses				9,366	3,749	18,271	11,266
Acquisition costs				1,133	159	2,779	1,491
Equity in earnings of unconsolidated joint ventures				(393)	-	(472)	-
Gain on sale of real estate and recovery of loss on mortgage loan receivable				-	(548)	-	(548)
Non-cash impairment loss on real estate				5,600	-	5,600	-
Change in fair value of contingent consideration				-	-	-	216
Net loss attributable to noncontrolling interests				(1,007)	(913)	(3,313)	(1,790)
(Income) loss from discontinued operations				(205)	(138)	3,322	(3,800)
Gain on sale of real estate from discontinued operations				(11,545)	(995)	(12,087)	(9,767)
Management company income				(4,470)	(4,591)	(13,302)	(14,996)
Interest and other income				(434)	(64)	(619)	(205)
Net operating income from consolidated office and parking properties				42,251	32,466	125,065	87,004
Net operating income from non same-store unconsolidated joint ventures				1,169	-	1,468	-
Less: Net operating income from non same-store properties				(12,170)	(1)	(45,042)	(3,017)
Same-store net operating income (SSNOI)				31,250	32,465	81,491	83,987
Less: non-recurring lease termination fee income				(659)	(1,317)	(915)	(2,647)
Recurring SSNOI				$ 30,591	$ 31,148	$ 80,576	$ 81,340

Parkway's share of SSNOI				$ 19,628	$ 20,915	$ 48,869	$ 51,930

Parkway's share of recurring SSNOI				$ 18,970	$ 20,199	$ 48,059	$ 50,097